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                                                                    Exhibit 23.1


                              Consent of KPMG LLP

The Board of Directors
Bone Care International, Inc.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated August 6, 1999, contains an explanatory paragraph that states that Bone Care International, Inc. has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
KPMG LLP



Chicago, Illinois
November 17, 2000